STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: ABS Global Equity Long/Short RIC

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

   Item #1 is amended to read as follows:
   1. Name. The name of the Trust is the ABS Long/Short Strategies Fund.

   [set forth amendment(s)]

3. (Please complete with either **upon filing** or it may be a ***future effective date*** that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 24th day of September, 2015 A.D.

By: ______________________
Trustee

Name: Laurence K. Russian
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